Exhibit 99.1

For Immediate Release

October 28, 2026

3rd Quarter Net Income Increases 39.5% Versus Year Ago Quarter

Funding, Asset Quality, and Capital Position Company for Anticipated Growth

Reston, VA – John Marshall Bancorp, Inc. (Nasdaq: JMSB) (the “Company”), parent company of John Marshall Bank (the “Bank”), reported net income of $7.5 million for the quarter ended September 30, 2026 compared to $5.4 million for the quarter ended September 30, 2025, an increase of $2.1 million or 39.5%.  Diluted earnings per common share were $0.53 for the quarter ended September 30, 2026 compared to $0.38 for the quarter ended September 30, 2025, also an increase of 39.5%. Annualized return on average assets (“ROAA”) was 1.23% for the quarter ended September 30, 2026 compared to 0.94% for the quarter ended September 30, 2025. Annualized return on average equity (“ROAE”) was 10.78% for the quarter ended September 30, 2026 compared to 8.31% for the quarter ended September 30, 2025.

Selected Highlights

●	Pending Merger – On September 8, 2026, the Company and Eagle Financial Services, Inc. (“Eagle”), parent company of Bank of Clarke, jointly announced the signing of a definitive merger agreement. Under the terms of the agreement, at closing, Eagle will merge with and into the Company in an all-stock transaction. The combined entity is projected to have approximately $4.3 billion in assets and 23 banking offices. The transaction is expected to close during the first quarter of 2027, subject to satisfaction of customary closing conditions, including regulatory and shareholder approvals.
●	Earnings Growth Momentum – Net income of $7.5 million and earnings per diluted common share of $0.53 for the quarter ended September 30, 2026 represented a 7.4% increase over the $7.0 million net income and $0.50 earnings per diluted common share reported for the quarter ended June 30, 2026. The quarter ended September 30, 2026 represented the ninth consecutive quarter of net income growth and marked the highest level of net income since the fourth quarter of 2022. During the most recent quarter, the Company incurred $332 thousand of merger and acquisition expenses associated with the pending acquisition of Eagle, while the preceding quarter included an $835 thousand gain recognized on a sale of the Company’s equity interest in one of its equity investment units. Adjusting for these non-recurring items, core net income (Non-GAAP) was $7.8 million for the three months ended September 30, 2026, representing a 22.7% quarterly increase over the $6.4 million recorded in the linked quarter. Core earnings per diluted common share (Non-GAAP) also increased over the same period from $0.45 to $0.55, representing a 22.8% quarterly increase. Refer to “Explanation of Non-GAAP Financial Measures” and the “Reconciliation of Certain Non-GAAP Financial Measures” table for further details about financial measures used in this release that were determined by methods other than in accordance with GAAP.
●	Significant Increase in Net Interest Income – For the three months ended September 30, 2026, the Company reported net interest income of $17.8 million, representing a $0.5 million or 10.4% annualized increase over the linked quarter and a $2.2 million or 14.0% increase over the prior-year quarter.
●	Strong Core Deposit Growth – The Company remains focused on driving value through core deposit growth. Total deposits increased $71.3 million or 14.2% annualized during the most recent quarter. Core deposits increased $83.3 million or 19.8% annualized. Wholesale funding sources decreased $52.0 million or 12.5% during the third quarter. For the twelve months ended September 30, 2026, total deposits increased $95.4 million or 4.8%.
●	Net Interest Margin – Net interest margin grew 19 basis points from 2.72% for the third quarter of 2025 to 2.91% for the third quarter of 2026. Net interest margin declined by eight basis points during the most recent quarter, mainly due to a seven basis point increase in the cost of interest-bearing deposits.
●	Loan Growth – Loans, net of unearned income, increased $73.0 million or 3.8% from September 30, 2025 to September 30, 2026. The Company’s loan portfolio, net of unearned income, at September 30, 2026 stayed relatively unchanged at $2.01 billion compared to June 30, 2026. The Company booked a significant amount of loans near the end of the second quarter. Average loan balances increased $33.1 million or 6.6% annualized from the second quarter of 2026 to the third quarter of 2026.
●	Positive Operating Leverage – Total revenue (net interest income plus non-interest income) grew 11.1% for the quarter ended September 30, 2026 relative to the quarter ended September 30, 2025, while non-interest expense decreased 3.9% over the same period. This positive trend in operating leverage improved the efficiency ratio from 55.6% for the three months ended September 30, 2025 to 48.1% for the three months ended September 30, 2026. Excluding merger and acquisition expenses, core non-interest expense (Non-GAAP) decreased 7.6% and core efficiency ratio (Non-GAAP) improved to 46.2% over the same time period.
●	Strong Asset Quality – Overall credit quality of the loan portfolio remains exceptional. The Company recorded no charge-offs during the third quarter of 2026 and had no other real estate owned assets as of September 30, 2026. During the most recent quarter, management placed one U.S. Small Business Administration (“SBA”) 7(a) loan in the total amount of $267 thousand on non-accrual status, representing the Company’s only non-accrual loan as of September 30, 2026. The entire outstanding loan amount is fully guaranteed by the SBA. The Company has submitted the guarantee purchase request to the SBA and expects to receive the full guarantee payment.
●	Growing Book Value per Share and Dividends – Book value per share increased from $18.27 as of September 30, 2025 to $19.64 as of September 30, 2026, a 7.5% increase. On October 27, 2026, the Company’s Board of Directors declared a quarterly cash dividend of $0.10 per share on the Company’s common stock. The dividend is payable on December 2, 2026 to shareholders of record at the close of business on November 10, 2026.
●	Robust Capitalization – Each of the Bank’s regulatory capital ratios remained well in excess of the regulatory well-capitalized thresholds as of September 30, 2026.

Chris Bergstrom, President and Chief Executive Officer, commented, “The Company continues to deliver strong, accelerating financial results quarter after quarter. This past quarter marked the ninth consecutive quarter of increased net income and earnings per diluted common share, including a 23% increase in both core net income and core earnings per diluted common share over the second quarter of 2026. Furthermore, we increased our core returns on assets and equity to their highest levels in nearly four years at 1.27% and 11.15%, respectively. As a continued expression of the soundness of our balance sheet and confidence in the outlook for our financial performance, the Board of Directors, once again, declared a quarterly cash dividend of $0.10 per common share. That marks a total of $0.38 per common share throughout 2026, a 27% increase over 2025. Asset quality remains exemplary and the Bank is very well-capitalized. As such, we believe that we are well-positioned to grow the balance sheet, profits and shareholder value.

Balance Sheet, Liquidity and Credit Quality

The Company carried balance sheet growth momentum into the third quarter of 2026. Total assets were $2.44 billion at September 30, 2026, $2.40 billion at June 30, 2026, and $2.32 billion at September 30, 2025.  Total assets increased $34.5 million or 5.7% annualized from June 30, 2026 and $112.3 million or 4.8% from September 30, 2025.

Total loans, net of unearned income, stayed relatively unchanged at September 30, 2026 at $2.01 billion compared to June 30, 2026 and increased $73.0 million or 3.8% from $1.94 billion at September 30, 2025.  The increase in loans over the preceding twelve months was primarily attributable to the growth in residential mortgage loans, investor real estate loans and construction & development loans.  Refer to the Loan, Deposit and Borrowing Detail table for further information.

The carrying value of the Company’s fixed income securities portfolio was $219.2 million at September 30, 2026, $213.7 million at June 30, 2026, and $205.7 million at September 30, 2025.  During the most recent quarter, the Company purchased eight fixed income securities, designated as available-for-sale, with a total carrying amount of $18.5 million and a weighted average purchase yield of 4.68%. Fixed income securities which matured during the most recent quarter had an average yield of 2.58%. As of September 30, 2026, 96.0% of our bond portfolio carried the implied guarantee of the United States government or one of its agencies.  At September 30, 2026, 75.2% of the fixed income portfolio was invested in amortizing bonds, which provide the Company with a source of steady cash flow.  At September 30, 2026, the fixed income portfolio had an estimated weighted average life of 3.9 years.  The available-for-sale portfolio comprised approximately 63% of the fixed income securities portfolio and had a weighted average life of 3.5 years at September 30, 2026.  The held-to-maturity portfolio comprised approximately 37% of the fixed income securities portfolio and had a weighted average life of 4.7 years at September 30, 2026.

The Company did not have an allowance for credit losses on held-to-maturity securities as of September 30, 2026 or December 31, 2025.  As of September 30, 2026, 93.0% of our held-to-maturity portfolio carried the implied guarantee of the United States government or one of its agencies.

The Company’s balance sheet remains highly liquid.  The Company’s liquidity position, defined as the sum of cash, unencumbered securities and available secured borrowing capacity, totaled $809.9 million as of September 30, 2026 compared to $827.2 million as of June 30, 2026 and represented 33.2% and 34.4% of total assets, respectively. In addition to available secured borrowing capacity, the Bank had available federal funds lines of $110.0 million at September 30, 2026.

Total deposits increased $71.3 million or 14.2% annualized to $2.06 billion at September 30, 2026 compared to $1.99 billion at June 30, 2026, and increased $95.4 million or 4.8% from $1.97 billion at September 30, 2025.  During the most recent quarter, total interest-bearing deposits increased $51.2 million or 13.2% annualized, while total non-interest bearing deposits increased $20.1 million or 17.7% annualized. Detail on the deposit activity can be seen in the Loan, Deposit and Borrowing Detail table.  As of September 30, 2026, the Company had $760.5 million of deposits that were not insured or not collateralized compared to $691.5 million and $682.8 million at December 31, 2025 and September 30, 2025, respectively.

Federal Home Loan Bank (“FHLB”) advances remained unchanged at $56.0 million as of September 30, 2026 compared to June 30, 2026 and September 30, 2025.  As of September 30, 2026, the FHLB advances had a weighted average fixed interest rate of 3.89%.  In addition to outstanding FHLB advances, total borrowings as of September 30, 2026 included subordinated debt totaling $24.9 million. During the most recent quarter, the Company fully paid off $40.0 million of federal funds purchased, which were outstanding as of June 30, 2026.

Shareholders’ equity increased $17.4 million or 6.7% to $277.1 million at September 30, 2026 compared to $259.7 million at September 30, 2025. Book value per share was $19.64 as of September 30, 2026 compared to $18.27 as of September 30, 2025, an increase of 7.5%. The year-over-year increase in shareholders’ equity and book value per share was primarily due to the Company’s earnings over the previous twelve months, partially offset by an increase in accumulated other comprehensive loss, resulting from a decrease in the market value of our available-for-sale investment portfolio, along with cash dividends paid and a reduction of additional paid-in capital due to the Company’s share repurchases during the period.

The Bank’s capital ratios remained well above regulatory thresholds for well-capitalized banks. As of September 30, 2026, the Bank’s total risk-based capital ratio was 17.1%, compared to 16.3% and 16.6% at December 31, 2025 and September 30, 2025, respectively.

During the quarter ended September 30, 2026, the Company designated one commercial business SBA 7(a) loan as non-accrual. As of September 30, 2026, the total outstanding principal amount of the loan was $267 thousand and was fully guaranteed by the SBA. The Company charged off the unguaranteed portion of the loan, in the total amount of $89 thousand, during the second quarter of 2026 and submitted a reimbursement claim to the SBA for the guaranteed portion. We expect the SBA to pay its guarantee and resolve our one non-accruing loan. During the three months ended September 30, 2026, the Company recorded no charge-offs and had no other real estate owned assets as of September 30, 2026.

At September 30, 2026, the allowance for loan credit losses was $19.8 million or 0.98% of outstanding loans, net of unearned income, compared to $20.2 million or 1.00% of outstanding loans, net of unearned income, at June 30, 2026. The decrease in the allowance for credit losses during the most recent quarter was predominantly driven by a change in the loan portfolio mix coupled with the improvement in forecasted economic variables used in the quantitative portion of the allowance. Management believes the current allowance for credit losses is appropriate given the composition and performance of the loan portfolio.

At September 30, 2026, the allowance for credit losses on unfunded loan commitments was $1.2 million as compared to $1.1 million at June 30, 2026.

The Company believes its owner occupied and non-owner occupied commercial real estate portfolios continue to be of sound credit quality.  The following table demonstrates their strong debt-service-coverage and loan-to-value ratios as of September 30, 2026.

Commercial Real Estate
	Owner Occupied					Non-owner Occupied
Asset Class	Weighted Average Loan-to-Value(1)	Weighted Average Debt Service Coverage Ratio(2)		Number of Total Loans	Principal Balance(3) (Dollars in thousands)	Weighted Average Loan-to-Value(1)	Weighted Average Debt Service Coverage Ratio(2)		Number of Total Loans	Principal Balance(3) (Dollars in thousands)
Warehouse & Industrial	48.1%	3.1	x	53	$66,327	48.4%	1.9	x	51	$121,271
Office	56.9%	4.0	x	129	80,578	44.8%	2.0	x	61	116,402
Retail	60.4%	3.3	x	45	91,222	48.9%	1.9	x	145	439,844
Church	24.9%	2.1	x	18	23,914	40.0%	1.4	x	1	360
Hotel/Motel	- -	- -		- -	- -	52.3%	1.2	x	13	97,324
Other(4)	35.2%	3.7	x	37	65,503	45.3%	2.2	x	7	15,333
Total				282	$327,544				278	$790,534

(1)	Weighted average loan-to-value is calculated using the principal balance as of September 30, 2026 divided by the appraised value determined at origination.
(2)	The debt service coverage ratio (“DSCR”) is calculated from the primary source of repayment for the loan. Owner occupied DSCRs are derived from cash flows from the owner occupant’s business, property and their guarantors, while non-owner occupied DSCRs are derived from the net operating income of the property.
(3)	Principal balance excludes deferred fees or costs.
(4)	Other asset class is primarily comprised of schools, daycares and country clubs.

The following charts provide geographic detail and stated maturity summaries for the Company’s non-owner occupied office portfolio as of September 30, 2026:

Non-owner occupied office: Geography
Geography	Commitment (in thousands)	Percentage
Virginia	$80,155	66.8%
Maryland	25,642	21.4%
DC	14,118	11.8%
Total	$119,915	100.0%

Non-owner occupied office: Maturity
Maturity Year	Commitment (in thousands)	Percentage
2026	$2,651	2.2%
2027	5,750	4.8%
2028	16,549	13.8%
2029	25,935	21.6%
2030 and thereafter	69,030	57.6%
Total	$119,915	100.0%

Income Statement Review

Quarterly Results

The Company reported net income of $7.5 million for the third quarter of 2026, an increase of $2.1 million or 39.5% when compared to $5.4 million for the third quarter of 2025.  During the most recent quarter, the Company incurred $332 thousand of merger and acquisition expenses associated with the pending Eagle acquisition. Adjusting for these expenses, core net income (Non-GAAP) was $7.8 million, representing a 44.4% year-over-year increase.

For the three months ended September 30, 2026, net interest income increased $2.2 million or 14.0% to $17.8 million compared to $15.6 million for the three months ended September 30, 2025. During the same period, interest income grew $2.4 million or 8.1%, driven by higher interest income on loans and securities, while interest expense increased $0.2 million or 1.2%, predominantly due to higher interest expense on core time deposits.

The annualized net interest margin for the third quarter of 2026 was 2.91% compared to 2.72% for the same period in 2025. The increase in net interest margin was primarily due to increases in average balances and yields of the loan portfolio coupled with lower rates on interest-bearing deposits.

The yield on interest-earning assets was 5.13% for the third quarter of 2026 compared to 5.06% for the same period in 2025 primarily due to a ten basis point increase in loan yield coupled with a 50 basis point increase in securities yield.  These increases were partially offset by a 69 basis point decrease in yield on interest-bearing deposits in other banks, as a result of a decline in the federal funds rate during the preceding twelve months.  Average loans increased by $99.7 million between the three months ended September 30, 2026 and the three months ended September 30, 2025, which was primarily attributable to origination volume in the residential mortgage loans, investor real estate loans and construction & development loans subsequent to September 30, 2025. The cost of interest-bearing liabilities was 3.20% for the third quarter of 2026 compared to 3.37% for the same quarter in the prior year driven by the 18 basis point decline in rates on interest-bearing deposits. Rates declined across all deposit categories, most notably in time deposits, money market accounts and NOW accounts, which declined by 29 basis points, 20 basis points, and nine basis points, respectively.

The Company recorded a $318 thousand recovery of provision for credit losses for the third quarter of 2026 compared to a provision expense of $356 thousand for the third quarter of 2025.  Provision for credit losses on funded loans was a recovery of $397 thousand, while provision for credit losses on unfunded loan commitments was an expense of $79 thousand during the three months ended September 30, 2026.  The recovery of provision for credit losses on funded loans during the most recent quarter reflected a change in the loan portfolio mix in combination with the improved forecasts of the unemployment rate and gross domestic product as compared to June 30, 2026.

Non-interest income decreased $385 thousand or 59.0% during the third quarter of 2026 compared to the third quarter of 2025. The main drivers of this decrease were a $141 thousand decrease in mark-to-market adjustments on investments related to the Company’s non-qualified deferred compensation plan, a $101 thousand decrease in swap fee income, an $82 thousand decrease in the gain on sale of SBA 7(a) loans, and a $58 thousand decrease in bankers’ insurance commission due to the sale of our Bearing Insurance investment unit during the second quarter of 2026.

Non-interest expense decreased $355 thousand or 3.9% during the third quarter of 2026 compared to the third quarter of 2025, primarily resulting from a $542 thousand decrease in salaries and employee benefits due to a lower incentive compensation accrual, a decrease in mark-to-market adjustments on the Company’s non-qualified deferred compensation plan and higher commercial loan origination costs due to higher loan origination volume since the prior year period. Incentive compensation accruals can fluctuate materially from quarter to quarter, based upon the Company’s financial performance and conditions measured against, among other evaluation criteria, our strategic plan and budget. At the end of each year, the ultimate determination of the incentive compensation is approved by the Board of Directors. These decreases were partially offset by the previously mentioned merger and acquisition expenses, incurred during the most recent quarter, related to the pending Eagle acquisition. Core non-interest expense (Non-GAAP) decreased $687 thousand or 7.6% during the three months ended September 30, 2026 compared to the same period in 2025.

For the three months ended September 30, 2026, annualized non-interest expense to average assets was 1.41% compared to 1.57% for the three months ended September 30, 2025.  This decrease was due to a decline in non-interest expense in combination with the growth in average assets during the period. Adjusted for merger and acquisition expenses incurred during the most recent quarter, annualized core non-interest expense to average assets (Non-GAAP) was 1.36%.

For the three months ended September 30, 2026, the efficiency ratio declined to 48.1% compared to 55.6% for the three months ended September 30, 2025. The improvement in the efficiency ratio was due to an 11.1% growth in total revenue coupled with a 3.9% decrease in non-interest expense over the period. Adjusted for merger and acquisition expenses incurred during the most recent quarter, core efficiency ratio (Non-GAAP) was 46.2%.

Annualized ROAA for the quarter ended September 30, 2026 was 1.23% and annualized ROAE was 10.78% compared to 0.94% and 8.31%, respectively, for the third quarter of 2025. Adjusted for the merger and acquisition expenses incurred during the most recent quarter, annualized core ROAA (Non-GAAP) and annualized core ROAE (Non-GAAP) were 1.27% and 11.15%, respectively.

Year-to-Date Results

The Company reported net income of $20.7 million for the nine months ended September 30, 2026, an increase of $5.3 million or 34.9% when compared to the same period in 2025. Adjusted for merger and acquisition expenses and a gain on sale of the Company’s equity investment unit recognized during the period, core net income (Non-GAAP) was $20.3 million, an increase of $4.9 million or 32.3%.

Net interest income for the nine months ended September 30, 2026 increased $7.0 million or 15.7% compared to the same period of 2025.  The annualized net interest margin for the nine months ended September 30, 2026 was 2.92% as compared to 2.66% for the same period in the prior year. These increases were driven primarily by the increase in average balances and yields of the loan portfolio in combination with a decrease in rates of interest-bearing deposits.

The yield on interest-earning assets was 5.11% for the nine months ended September 30, 2026 compared to 5.03% for the same period in 2025. The increase in yield on interest-earning assets was primarily due to a nine basis point and a 38 basis point increase in yields on the Company’s loans and securities, respectively, as assets repriced at higher prevailing interest rates subsequent to the third quarter of 2025.  Average loans increased $105.3 million between the nine months ended September 30, 2026 and 2025. These increases were partially offset by a 73 basis point decrease in yield on interest-bearing deposits in other banks, as a result of a declining federal funds rate. The cost of interest-bearing liabilities was 3.16% for the nine months ended September 30, 2026 compared to 3.41% for the nine months ended September 30, 2025. The decrease in the cost of interest-bearing liabilities was primarily due to a 26 basis point decrease in the cost of interest-bearing deposits, as a result of the repricing of the Company’s time deposits coupled with a decrease in rates offered on money market, NOW, and savings deposit accounts since the third quarter of 2025.

The Company recorded a $38 thousand provision recovery for the nine months ended September 30, 2026 compared to a $1.1 million provision for credit losses for the nine months ended September 30, 2025. The recovery of provision for credit losses during the nine months ended September 30, 2026 was primarily a result of changes in the composition of the loan portfolio along with the impact of improving forecasted economic variables.

Non-interest income increased $331 thousand or 19.9% during the nine months ended September 30, 2026 compared to the same period of 2025.  The increase was primarily driven by an $835 thousand gain on sale of the Company’s Bearing Insurance investment unit during the second quarter of 2026. This increase was partially offset by a $211 thousand decrease in bankers’ insurance commission, a $173 thousand decline in the gain on sale of SBA 7(a) loans, a $101 thousand decrease in swap fee income, and a $98 thousand decrease in mark-to-market adjustments on investments related to the Company’s non-qualified deferred compensation plan.

Non-interest expense increased $1.5 million or 5.9% during the nine months ended September 30, 2026 compared to the same period in 2025 predominantly due to a $957 thousand or 6.0% increase in salaries and employee benefits, as a result of increases in incentive compensation, the impact of the annual salary merit increase and higher cost of the healthcare insurance benefits. Additionally, the most recent period included merger and acquisition expenses of $332 thousand coupled with a $159 thousand or 2.1% increase in other expenses driven by higher state franchise tax and FDIC insurance, due to an increase in respective assessment bases. Core non-interest expense (Non-GAAP) increased $1.2 million or 4.6% during the nine months ended September 30, 2026 compared to the same period in 2025.

For the nine months ended September 30, 2026, annualized non-interest expense to average assets was 1.53% compared to 1.52% for the nine months ended September 30, 2025. Adjusted for merger and acquisition expenses incurred during the period, annualized core non-interest expense to average assets (Non-GAAP) was 1.51%.

For the nine months ended September 30, 2026, the efficiency ratio declined to 50.5% compared to 55.3% for the nine months ended September 30, 2025. The improvement in the efficiency ratio was due to a 15.9% growth in total revenue, which outpaced a 5.9% growth in non-interest expense over the period. Adjusted for merger and acquisition expenses and a gain on sale of the Company’s equity investment unit recognized during the period, core efficiency ratio (Non-GAAP) for the nine months ended September 30, 2026 was 50.7%.

Annualized ROAA for the nine months ended September 30, 2026 was 1.16% and annualized ROAE was 10.11% compared to 0.91% and 8.05%, respectively, for the nine months ended September 30, 2025. Adjusted for the previously mentioned non-recurring items incurred during the period, annualized core ROAA (Non-GAAP) and annualized core ROAE (Non-GAAP) were 1.14% and 9.92%, respectively.

Explanation of Non-GAAP Financial Measures

This release contains financial information determined by methods other than in accordance with GAAP. Management believes that the supplemental Non-GAAP information provides a better comparison of the Company’s period-to-period operating performance. Additionally, the Company believes this information is utilized by regulators and market analysts to evaluate the Company’s financial condition and therefore, such information is useful to investors. Non-GAAP measures used in this release consist of the following:

●	Core net income, core net income available to common shareholders, core earnings per common share - diluted, core ROAA, and core ROAE, reflecting adjustment related to merger and acquisition expenses incurred as a result of the pending merger with Eagle, as well as a gain on sale of the Company’s equity investment unit in Bearing Insurance.
●	Core non-interest expenses, core total revenues, core non-interest expense to average assets, and core efficiency ratio reflecting adjustment related to merger and acquisition expenses incurred as a result of the pending merger with Eagle, as well as a gain on sale of the Company’s equity investment unit in Bearing Insurance.

These disclosures should not be viewed as a substitute for, or more important than, financial results in accordance with GAAP, nor are they necessarily comparable to Non-GAAP performance measures which may be presented by other companies. Please refer to the “Reconciliation of Certain Non-GAAP Financial Measures” table for the respective periods for a reconciliation of these Non-GAAP measures to the most directly comparable GAAP measure.

About John Marshall Bancorp, Inc.

John Marshall Bancorp, Inc. is the bank holding company for John Marshall Bank. The Bank is headquartered in Reston, Virginia with eight full-service branches located in Alexandria, Arlington, Loudoun, Prince William, Reston, and Tysons, Virginia, as well as Rockville, Maryland, and Washington, D.C. The Bank is dedicated to providing exceptional value, personalized service and convenience to local businesses and consumers in the Washington, D.C. metropolitan area. The Bank offers a comprehensive line of sophisticated banking products and services along with experienced staff to help achieve customers’ financial goals. Dedicated relationship managers serve as direct points-of-contact, providing subject matter expertise in a variety of niche industries including commercial real estate, trade contractors, government contractors, health services, nonprofits, private and charter schools, professional services, property management, community associations, and title and escrow services. Learn more at  www.johnmarshallbank.com.

Cautionary Note Regarding Forward-Looking Statements

In addition to historical information, this communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on certain assumptions and describe future plans, strategies and expectations of John Marshall Bancorp, Inc. (“JMSB”), Eagle Financial Services, Inc. (“EFSI”), the combined company (the “combined company”) or otherwise relating to the proposed transaction of JMSB and EFSI (the “proposed transaction”). These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “will,” “should,” “may,” “view,” “opportunity,” “potential,” or similar expressions or expressions of confidence. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain.

Because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those indicated in or implied by such forward-looking statements as a result of a variety of factors, many of which are beyond the control of JMSB, EFSI and the combined company. Caution should be exercised against placing undue reliance on forward-looking statements. Factors which could cause actual results to differ materially include, but are not limited to, the following: the occurrence of any event, change or other circumstances that could give rise to the right of JMSB or EFSI to terminate the definitive agreement; the outcome of any legal proceedings or governmental inquiries or actions that may be instituted against JMSB, EFSI or the combined company; the possibility that the proposed transaction will not close when expected or at all because required regulatory, shareholder or other approvals or consents are not received or other conditions to the closing are not satisfied on a timely basis or at all, or are obtained subject to conditions that are not anticipated (and the risk that required regulatory approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the proposed transaction); the ability of JMSB and EFSI to meet expectations regarding the timing, completion and accounting and tax treatments of the proposed transaction; any changes of, including the risk that any announcements relating to the proposed transaction could have adverse effects on, the market price of the common stock of JMSB or EFSI; the possibility that the anticipated benefits or synergies of the proposed transaction will not be realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where JMSB and EFSI do business, and such integration may be more difficult, time-consuming or costly than expected and may result in unexpected liabilities or operational disruptions; certain restrictions during the pendency of the proposed transaction that may impact JMSB’s and EFSI’s ability to pursue certain business opportunities or strategic transactions; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of JMSB management’s or EFSI management’s attention from ongoing business operations and opportunities; revenues following the proposed transaction may be lower than expected; the concentration of JMSB’s business in the Washington, D.C. metropolitan area and the effect of changes in the economic, political and environmental conditions on this market, including shutdowns and potential reductions in spending by the United States government, and related reductions in the federal workforce; adequacy of allowance for loan credit losses, allowance for unfunded commitments credit losses, and allowance for credit losses associated with JMSB’s held-to-maturity and available-for-sale securities portfolios; deterioration of JMSB’s or EFSI’s asset quality; future performance of JMSB’s or EFSI’s loan portfolio with respect to recently originated loans; the level of prepayments on loans and mortgage-backed securities; liquidity, market volatility, interest rate and operational risks; changes in the financial condition or results of operations that reduce capital of JMSB, EFSI or the combined company; the ability of JMSB, EFSI or the combined company to maintain existing deposit relationships or attract new deposit relationships; changes in consumer spending, borrowing, investment, repayment and savings habits; inflation, recession and changes in interest rates (which, among other things, may reduce our margins or reduce the fair value of financial instruments); changes in the monetary and fiscal policies of the United States government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System; risks related to new lines of business, products, product enhancements or services; increased competition with other financial institutions and fintech companies; adverse changes in the securities markets; the dilution caused by JMSB’s issuance of additional shares of its capital stock in connection with the proposed transaction; changes in the financial condition or future prospects of issuers of securities that we own; JMSB’s and EFSI’s ability to maintain an effective risk management framework; changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory structure and in regulatory fees and capital requirements; compliance with legislative or regulatory requirements; results of examination of JMSB, EFSI or the combined company by regulators, including the possibility of requirements to increase allowance for credit losses or to write-down assets or take similar actions; potential claims, damages, and fines related to litigation or government actions; the effectiveness of JMSB’s or EFSI’s internal controls over financial reporting and their ability to remediate any future material weakness in internal controls over financial reporting; geopolitical conditions, including trade restrictions and tariffs, and acts or threats of terrorism and/or military conflicts, or actions taken by the U.S. or other governments in response to trade restrictions and tariffs, and acts or threats of terrorism and/or military conflicts, negatively impacting business and economic conditions in the U.S. and abroad; the effects of weather-related or natural disasters, which may negatively affect the operations and/or loan portfolio and increase cost of conducting business of JMSB or EFSI; public health events (such as the COVID-19 pandemic) and governmental and societal responses thereto; technological risks and developments, data privacy and security risks, and cyber threats, attacks, or events; changes in accounting policies and practices; the ability of JMSB, EFSI or the combined company to successfully capitalize on growth opportunities; the ability of JMSB, EFSI or the combined company to retain or hire key employees or to maintain relationships with customers, suppliers or other business partners, including in connection with the announcement, pendency or completion of the proposed transaction; risks related to the potential impact of general economic, political and market conditions, either nationally or in the relevant market area, including higher unemployment and lower real estate values; implications of JMSB’s status as a smaller reporting company and as an emerging growth company; and other factors discussed in JMSB’s and EFSI’s reports (such as Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission (the “SEC”). These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Forward-looking statements speak only as of the date they are made and are based on information available at that time; and neither JMSB or EFSI undertakes, and each of them specifically disclaims, any obligation or duty to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events or otherwise update such forward-looking statements, whether written or oral, except as required by applicable securities laws. The foregoing list of factors is not exhaustive, and other factors that may affect actual results or future events may emerge from time to time. Annualized, pro forma, projected and estimated numbers are used for illustrative purposes only, are not forecasts and may not reflect actual results.

# # #

John Marshall Bancorp, Inc.

Financial Highlights (Unaudited)
(Dollar amounts in thousands, except per share data)

At or For the Three Months Ended	At or For the Nine Months Ended
September 30	September 30
2026	2025	2026	2025
Selected Balance Sheet Data
Cash and cash equivalents	$191,093	$163,645	$191,093	$163,645
Total investment securities	229,940	216,119	229,940	216,119
Loans, net of unearned income	2,011,096	1,938,108	2,011,096	1,938,108
Allowance for loan credit losses	19,799	19,714	19,799	19,714
Total assets	2,436,886	2,324,544	2,436,886	2,324,544
Non-interest bearing demand deposits	471,670	446,925	471,670	446,925
Interest-bearing deposits	1,592,594	1,521,903	1,592,594	1,521,903
Total deposits	2,064,264	1,968,828	2,064,264	1,968,828
Federal Home Loan Bank advances	56,000	56,000	56,000	56,000
Shareholders' equity	277,125	259,692	277,125	259,692

Summary Results of Operations
Interest income	$31,296	$28,945	$90,127	$84,092
Interest expense	13,508	13,345	38,496	39,470
Net interest income	17,788	15,600	51,631	44,622
Provision for (recovery of) credit losses	(318)	356	(38)	1,064
Net interest income after provision for credit losses	18,106	15,244	51,669	43,558
Non-interest income	268	653	1,996	1,665
Non-interest expense	8,679	9,034	27,093	25,594
Income before income taxes	9,695	6,863	26,572	19,629
Net income	7,541	5,404	20,662	15,317

Per Share Data and Shares Outstanding
Earnings per common share - basic	$0.53	$0.38	$1.46	$1.07
Earnings per common share - diluted	$0.53	$0.38	$1.46	$1.07
Book value per share	$19.64	$18.27	$19.64	$18.27
Weighted average common shares (basic)	14,044,538	14,172,953	14,071,195	14,205,357
Weighted average common shares (diluted)	14,044,538	14,172,953	14,071,195	14,211,882
Common shares outstanding at end of period	14,111,934	14,216,781	14,111,934	14,216,781

Performance Ratios
Return on average assets (annualized)	1.23%	0.94%	1.16%	0.91%
Return on average equity (annualized)	10.78%	8.31%	10.11%	8.05%
Net interest margin (annualized)	2.91%	2.72%	2.92%	2.66%
Non-interest income as a percentage of average assets (annualized)	0.04%	0.11%	0.11%	0.10%
Non-interest expense to average assets (annualized)	1.41%	1.57%	1.53%	1.52%
Efficiency ratio	48.1%	55.6%	50.5%	55.3%

Asset Quality
Non-performing assets to total assets	0.01%	- -%	0.01%	- -%
Non-performing loans to total loans	0.01%	- -%	0.01%	- -%
Allowance for loan credit losses to non-performing assets	74.2	x	N/M	74.2	x	N/M
Allowance for loan credit losses to total loans	0.98%	1.02%	0.98%	1.02%
Net charge-offs to average loans (annualized)	- -%	- -%	0.01%	- -%

Loans 30-89 days past due and accruing interest	$	- -	$	- -	$	- -	$	- -
90 days past due and still accruing interest	- -	- -	- -	- -
Non-accrual loans	267	- -	267	- -
Other real estate owned	- -	- -	- -	- -
Non-performing assets (1)	267	- -	267	- -

Capital Ratios (Bank Level)
Equity / assets	12.3%	12.1%	12.3%	12.1%
Total risk-based capital ratio	17.1%	16.6%	17.1%	16.6%
Tier 1 risk-based capital ratio	16.0%	15.5%	16.0%	15.5%
Common equity tier 1 ratio	16.0%	15.5%	16.0%	15.5%
Leverage ratio	12.7%	12.7%	12.7%	12.7%

Other Information
Number of full time equivalent employees	138	134	138	134
# Full service branch offices	8	8	8	8
(1)	Non-performing assets consist of non-accrual loans, loans 90 days or more past due and still accruing interest and other real estate owned.

John Marshall Bancorp, Inc.

Consolidated Balance Sheets
(Dollar amounts in thousands, except per share data)

				% Change
	September 30	December 31,	September 30	Last Nine	Year Over
	2026	2025	2025	Months	Year
Assets	(Unaudited)	*	(Unaudited)
Cash and due from banks	$5,570	$6,492	$8,867	(14.2)%	(37.2)%
Interest-bearing deposits in banks	185,523	123,482	154,778	50.2%	19.9%
Securities available-for-sale, at fair value	133,407	123,852	116,378	7.7%	14.6%
Securities held-to-maturity at amortized cost, fair value of $72,700, $77,575, and $77,647 at 9/30/2026, 12/31/2025, and 9/30/2025, respectively	85,818	88,421	89,291	(2.9)%	(3.9)%
Restricted securities, at cost	7,725	7,644	7,641	1.0%	1.1%
Equity securities, at fair value	2,990	2,843	2,809	5.2%	6.4%
Loans, net of unearned income	2,011,096	1,975,360	1,938,108	1.8%	3.8%
Allowance for loan credit losses	(19,799)	(19,805)	(19,714)	(0.0)%	0.4%
Net loans	1,991,297	1,955,555	1,918,394	1.8%	3.8%
Bank premises and equipment, net	1,011	1,315	1,424	(23.1)%	(29.0)%
Accrued interest receivable	6,418	5,890	5,819	9.0%	10.3%
Right of use assets	4,159	4,551	4,583	(8.6)%	(9.3)%
Other assets	12,968	12,505	14,560	3.7%	(10.9)%
Total assets	$2,436,886	$2,332,550	$2,324,544	4.5%	4.8%

Liabilities and Shareholders' Equity

Liabilities
Deposits:
Non-interest bearing demand deposits	$471,670	$432,733	$446,925	9.0%	5.5%
Interest-bearing demand deposits	745,423	745,323	727,295	0.0%	2.5%
Savings deposits	29,708	34,683	39,427	(14.3)%	(24.7)%
Time deposits	817,463	759,546	755,181	7.6%	8.2%
Total deposits	2,064,264	1,972,285	1,968,828	4.7%	4.8%
Federal Home Loan Bank advances	56,000	56,000	56,000	- -%	- -%
Subordinated debt, net	24,937	24,875	24,854	0.2%	0.3%
Accrued interest payable	1,809	2,124	1,869	(14.8)%	(3.2)%
Lease liabilities	4,387	4,819	4,941	(9.0)%	(11.2)%
Other liabilities	8,364	6,809	8,360	22.8%	0.0%
Total liabilities	2,159,761	2,066,912	2,064,852	4.5%	4.6%

Shareholders' Equity
Preferred stock, par value $0.01 per share; authorized 1,000,000 shares; none issued	- -	- -	- -	N/M	N/M
Common stock, nonvoting, par value $0.01 per share; authorized 1,000,000 shares; none issued	- -	- -	- -	N/M	N/M
Common stock, voting, par value $0.01 per share; authorized 30,000,000 shares; issued and outstanding, 14,111,934 at 9/30/2026 including 67,271 unvested shares, 14,214,603 at 12/31/2025 including 68,547 unvested shares, and 14,216,781 at 9/30/2025 including 51,085 unvested shares	140	141	142	(0.7)%	(1.4)%
Additional paid-in capital	94,059	95,699	96,311	(1.7)%	(2.3)%
Retained earnings	193,615	176,913	170,998	9.4%	13.2%
Accumulated other comprehensive loss	(10,689)	(7,115)	(7,759)	50.2%	37.8%
Total shareholders' equity	277,125	265,638	259,692	4.3%	6.7%
Total liabilities and shareholders' equity	$2,436,886	$2,332,550	$2,324,544	4.5%	4.8%

* Derived from audited consolidated financial statements.

John Marshall Bancorp, Inc.

Consolidated Statements of Income
(Dollar amounts in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2026	2025	% Change	2026	2025	% Change
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
Interest and Dividend Income
Interest and fees on loans	$28,060	$26,191	7.1%	$81,871	$76,218	7.4%
Interest on investment securities, taxable	1,369	1,043	31.3%	3,802	3,145	20.9%
Interest on investment securities, tax-exempt	9	9	- -%	27	27	- -%
Dividends	117	119	(1.7)%	352	363	(3.0)%
Interest on deposits in other banks	1,741	1,583	10.0%	4,075	4,339	(6.1)%
Total interest and dividend income	31,296	28,945	8.1%	90,127	84,092	7.2%

Interest Expense
Deposits	12,606	12,424	1.5%	35,796	36,725	(2.5)%
Federal funds purchased	- -	- -	N/M	4	2	100.0%
Federal Home Loan Bank advances	553	572	(3.3)%	1,649	1,696	(2.8)%
Subordinated debt	349	349	- -%	1,047	1,047	- -%
Total interest expense	13,508	13,345	1.2%	38,496	39,470	(2.5)%

Net interest income	17,788	15,600	14.0%	51,631	44,622	15.7%

Provision for (recovery of) Credit Losses	(318)	356	N/M	(38)	1,064	N/M

Net interest income after provision for credit losses	18,106	15,244	18.8%	51,669	43,558	18.6%

Non-interest Income
Service charges on deposit accounts	85	87	(2.3)%	256	255	0.4%
Other service charges and fees	144	135	6.7%	466	429	8.6%
Gain on sale of other assets	- -	- -	N/M	835	- -	N/M
Insurance commissions	- -	58	N/M	93	304	(69.4)%
Gain on sale of government guaranteed loans	24	106	(77.4)%	30	203	(85.2)%
Non-qualified deferred compensation plan asset gains, net	17	158	(89.2)%	266	364	(26.9)%
Other income (loss)	(2)	109	N/M	50	110	(54.5)%
Total non-interest income	268	653	(59.0)%	1,996	1,665	19.9%

Non-interest Expenses
Salaries and employee benefits	5,151	5,693	(9.5)%	16,928	15,971	6.0%
Occupancy expense of premises	389	405	(4.0)%	1,191	1,218	(2.2)%
Furniture and equipment expenses	344	329	4.6%	1,037	959	8.1%
Merger and acquisition expenses	332	- -	N/M	332	- -	N/M
Other expenses	2,463	2,607	(5.5)%	7,605	7,446	2.1%
Total non-interest expenses	8,679	9,034	(3.9)%	27,093	25,594	5.9%

Income before income taxes	9,695	6,863	41.3%	26,572	19,629	35.4%

Income Tax Expense	2,154	1,459	47.6%	5,910	4,312	37.1%

Net income	$7,541	$5,404	39.5%	$20,662	$15,317	34.9%

Earnings Per Share
Basic	$0.53	$0.38	39.5%	$1.46	$1.07	36.4%
Diluted	$0.53	$0.38	39.5%	$1.46	$1.07	36.4%

John Marshall Bancorp, Inc.

Historical Trends - Quarterly Financial Data (Unaudited)
(Dollar amounts in thousands, except per share data)

	2026				2025
	September 30	June 30	March 31	December 31		September 30		June 30	March 31
Profitability for the Quarter:
Interest income	$31,296	$29,749	$29,082		$29,164		$28,945	$27,843		$27,305
Interest expense	13,508	12,415	12,573		13,224		13,345	12,917		13,208
Net interest income	17,788	17,334	16,509		15,940		15,600	14,926		14,097
Provision for (recovery of) credit losses	(318)	258	23		624		356	537		170
Non-interest income	268	1,443	284		409		653	507		505
Non-interest expenses	8,679	9,490	8,923		7,971		9,034	8,313		8,248
Income before income taxes	9,695	9,029	7,848		7,754		6,863	6,583		6,184
Income tax expense	2,154	2,010	1,746		1,838		1,459	1,480		1,374
Net income	$7,541	$7,019	$6,101		$5,916		$5,404	$5,103		$4,810

Financial Performance:
Return on average assets (annualized)	1.23%	1.20%	1.06%		1.01%		0.94%	0.91%		0.87%
Return on average equity (annualized)	10.78%	10.34%	9.19%		8.89%		8.31%	8.06%		7.76%
Net interest margin (annualized)	2.91%	2.99%	2.87%		2.73%		2.72%	2.69%		2.58%
Non-interest income as a percentage of average assets (annualized)	0.04%	0.25%	0.05%		0.07%		0.11%	0.09%		0.09%
Non-interest expense to average assets (annualized)	1.41%	1.63%	1.54%		1.36%		1.57%	1.49%		1.50%
Efficiency ratio	48.1%	50.5%	53.1%		48.8%		55.6%	53.9%		56.5%

Per Share Data:
Earnings per common share - basic	$0.53	$0.50	$0.43		$0.42		$0.38	$0.36		$0.34
Earnings per common share - diluted	$0.53	$0.50	$0.43		$0.42		$0.38	$0.36		$0.34
Book value per share	$19.64	$19.40	$19.00		$18.69		$18.27	$17.83		$17.72
Dividends declared per share	$0.10	$0.09	$0.09	$	- -	$	- -	$0.30	$	- -
Weighted average common shares (basic)	14,044,538	14,044,290	14,125,649		14,142,249		14,172,953	14,221,597		14,223,046
Weighted average common shares (diluted)	14,044,538	14,044,290	14,125,649		14,142,249		14,172,953	14,223,418		14,241,114
Common shares outstanding at end of period	14,111,934	14,112,223	14,112,259		14,214,603		14,216,781	14,231,389		14,275,885

Non-interest Income:
Service charges on deposit accounts	$85	$86	$85		$81		$87	$86		$82
Other service charges and fees	144	184	138		142		135	141		153
Gain on sale of other assets	- -	835	- -		- -		- -	- -		- -
Insurance commissions	- -	29	64		24		58	33		213
Gain on sale of government guaranteed loans	24	- -	6		119		106	61		36
Non-qualified deferred compensation plan asset gains (losses), net	17	262	(13)		38		158	182		24
Other income (loss)	(2)	47	4		5		109	4		(3)
Total non-interest income	$268	$1,443	$284		$409		$653	$507		$505

Non-interest Expenses:
Salaries and employee benefits	$5,151	$6,157	$5,621		$4,758		$5,693	$5,178		$5,099
Occupancy expense of premises	389	396	406		326		405	407		407
Furniture and equipment expenses	344	347	346		326		329	315		316
Merger and acquisition expenses	332	- -	- -		- -		- -	- -		- -
Other expenses	2,463	2,590	2,550		2,561		2,607	2,413		2,426
Total non-interest expenses	$8,679	$9,490	$8,923		$7,971		$9,034	$8,313		$8,248

Balance Sheets at Quarter End:
Total loans, net of unearned income	$2,011,096	$2,014,939	$1,973,743		$1,975,360		$1,938,108	$1,916,915		$1,870,472
Allowance for loan credit losses	(19,799)	(20,196)	(19,983)		(19,805)		(19,714)	(19,298)		(18,826)
Investment securities	229,940	224,486	224,367		222,760		216,119	226,495		226,163
Interest-earning assets	2,426,559	2,391,968	2,339,171		2,321,602		2,309,005	2,250,921		2,255,154
Total assets	2,436,886	2,402,421	2,352,350		2,332,550		2,324,544	2,267,953		2,272,432
Total deposits	2,064,264	1,992,985	1,987,728		1,972,285		1,968,828	1,896,893		1,922,175
Total interest-bearing liabilities	1,673,531	1,662,358	1,610,427		1,620,427		1,602,757	1,555,598		1,565,165
Total shareholders' equity	277,125	273,784	268,147		265,638		259,692	253,732		252,958

Quarterly Average Balance Sheets:
Total loans, net of unearned income	$2,011,945	$1,978,806	$1,974,165		$1,946,386		$1,912,275	$1,868,290		$1,868,303
Investment securities	228,610	227,693	225,904		220,324		221,802	229,171		231,479
Interest-earning assets	2,424,630	2,327,773	2,331,813		2,319,551		2,275,386	2,224,806		2,220,730
Total assets	2,435,078	2,339,582	2,343,457		2,331,563		2,289,352	2,238,955		2,233,761
Total deposits	2,059,815	1,968,881	1,977,321		1,970,486		1,934,456	1,883,425		1,884,969
Total interest-bearing liabilities	1,676,355	1,589,802	1,618,347		1,601,506		1,571,390	1,530,811		1,540,974
Total shareholders' equity	277,572	272,346	269,327		264,175		257,993	254,071		251,559

Financial Measures:
Average equity to average assets	11.4%	11.6%	11.5%		11.3%		11.3%	11.3%		11.3%
Investment securities to earning assets	9.5%	9.4%	9.6%		9.6%		9.4%	10.1%		10.0%
Loans to earning assets	82.9%	84.2%	84.4%		85.1%		83.9%	85.2%		82.9%
Loans to assets	82.5%	83.9%	83.9%		84.7%		83.4%	84.5%		82.3%
Loans to deposits	97.4%	101.1%	99.3%		100.2%		98.4%	101.1%		97.3%

Capital Ratios (Bank Level):
Equity / assets	12.3%	12.3%	12.2%		12.2%		12.1%	12.2%		11.9%
Total risk-based capital ratio	17.1%	16.7%	16.5%		16.3%		16.6%	16.3%		16.5%
Tier 1 risk-based capital ratio	16.0%	15.6%	15.4%		15.2%		15.5%	15.3%		15.4%
Common equity tier 1 ratio	16.0%	15.6%	15.4%		15.2%		15.5%	15.3%		15.4%
Leverage ratio	12.7%	12.9%	12.6%		12.5%		12.7%	12.8%		12.6%

John Marshall Bancorp, Inc.

Loan, Deposit and Borrowing Detail (Unaudited)
(Dollar amounts in thousands)

	2026								2025
	September 30			June 30		March 31			December 31			September 30			June 30		March 31
Loans		$ Amount	% of Total	$ Amount	% of Total		$ Amount	% of Total		$ Amount	% of Total		$ Amount	% of Total	$ Amount	% of Total		$ Amount	% of Total
Commercial business loans		$48,591	2.5%	$51,062	2.5%		$48,905	2.5%		$49,729	2.5%		$46,486	2.4%	$43,158	2.3%		$46,479	2.5%
Commercial PPP loans		- -	- -%	- -	- -%		- -	- -%		124	0.0%		124	0.0%	124	0.0%		124	0.0%
Commercial owner-occupied real estate loans		327,544	16.3%	331,407	16.5%		321,858	16.3%		323,486	16.4%		327,269	16.9%	320,061	16.7%		318,087	17.1%
Total business loans		376,135	18.8%	382,469	19.0%		370,763	18.8%		373,339	18.9%		373,879	19.3%	363,343	19.0%		364,690	19.6%

Investor real estate loans		790,534	39.4%	767,823	38.3%		762,158	38.8%		756,620	38.5%		770,405	39.9%	777,591	40.7%		759,002	40.7%
Construction & development loans		199,882	10.0%	227,132	11.3%		228,591	11.6%		222,659	11.3%		193,444	10.0%	186,409	9.7%		173,270	9.3%
Multi-family loans		96,666	4.8%	97,260	4.8%		92,913	4.7%		93,511	4.7%		93,477	4.8%	94,415	4.9%		95,556	5.1%
Total commercial real estate loans		1,087,082	54.2%	1,092,215	54.4%		1,083,662	55.1%		1,072,790	54.5%		1,057,326	54.7%	1,058,415	55.3%		1,027,828	55.1%

Residential mortgage loans		541,314	27.0%	534,000	26.6%		513,650	26.1%		522,990	26.5%		501,104	25.9%	489,522	25.6%		472,747	25.3%
Consumer loans		705	0.0%	663	0.0%		760	0.0%		1,157	0.1%		1,029	0.1%	998	0.1%		809	0.0%
Total loans		$2,005,236	100.0%	$2,009,347	100.0%		$1,968,835	100.0%		$1,970,276	100.0%		$1,933,338	100.0%	$1,912,278	100.0%		$1,866,074	100.0%
Less: Allowance for loan credit losses		(19,799)		(20,196)			(19,983)			(19,805)			(19,714)		(19,298)			(18,826)
Net deferred loan costs		5,860		5,592			4,908			5,084			4,770		4,637			4,398
Net loans		$1,991,297		$1,994,743			$1,953,760			$1,955,555			$1,918,394		$1,897,617			$1,851,646

	2026								2025
	September 30			June 30		March 31			December 31			September 30			June 30		March 31
Deposits		$ Amount	% of Total	$ Amount	% of Total		$ Amount	% of Total		$ Amount	% of Total		$ Amount	% of Total	$ Amount	% of Total		$ Amount	% of Total
Non-interest bearing demand deposits		$471,670	22.8%	$451,543	22.7%		$458,197	23.1%		$432,733	21.9%		$446,925	22.7%	$438,628	23.1%		$437,822	22.8%
Interest-bearing demand deposits:
NOW accounts(1)		345,319	16.7%	332,551	16.7%		362,057	18.2%		380,029	19.3%		366,655	18.6%	344,931	18.2%		355,752	18.5%
Money market accounts(1)		400,104	19.4%	365,497	18.3%		372,107	18.7%		365,294	18.5%		360,640	18.3%	336,299	17.7%		349,634	18.2%
Savings accounts		29,708	1.4%	31,758	1.6%		33,525	1.7%		34,683	1.8%		39,427	2.0%	42,966	2.3%		42,583	2.2%
Certificates of deposit
$250,000 or more		387,605	18.9%	371,047	18.7%		340,851	17.1%		337,605	17.1%		337,800	17.2%	324,343	17.1%		322,630	16.8%
Less than $250,000		82,857	4.0%	82,626	4.1%		80,058	4.0%		84,710	4.3%		85,719	4.4%	80,500	4.2%		79,305	4.1%
QwickRate® certificates of deposit		- -	0.0%	- -	0.0%		- -	0.0%		249	0.0%		249	0.0%	249	0.1%		249	0.0%
IntraFi® certificates of deposit		37,388	1.8%	36,351	1.8%		39,047	2.0%		35,096	1.8%		29,451	1.5%	27,015	1.4%		36,522	1.9%
Brokered deposits		309,613	15.0%	321,613	16.1%		301,886	15.2%		301,886	15.3%		301,962	15.3%	301,962	15.9%		297,678	15.5%
Total deposits		$2,064,264	100.0%	$1,992,985	100.0%		$1,987,728	100.0%		$1,972,285	100.0%		$1,968,828	100.0%	$1,896,893	100.0%		$1,922,175	100.0%

Borrowings
Federal funds purchased	$	- -	0.0%	$40,000	33.1%	$	- -	0.0%	$	- -	0.0%	$	- -	0.0%	$16,500	17.0%	$	- -	0.0%
Federal Home Loan Bank advances		56,000	69.2%	56,000	46.3%		56,000	69.2%		56,000	69.2%		56,000	69.3%	56,000	57.5%		56,000	69.3%
Subordinated debt, net		24,937	30.8%	24,916	20.6%		24,896	30.8%		24,875	30.8%		24,854	30.7%	24,833	25.5%		24,812	30.7%
Total borrowings		$80,937	100.0%	$120,916	100.0%		$80,896	100.0%		$80,875	100.0%		$80,854	100.0%	$97,333	100.0%		$80,812	100.0%

Total deposits and borrowings		$2,145,201		$2,113,901			$2,068,624			$2,053,160			$2,049,682		$1,994,226			$2,002,987

Core customer funding sources (2)		$1,754,651	82.8%	$1,671,372	80.0%		$1,685,842	82.5%		$1,670,150	82.3%		$1,666,617	82.3%	$1,594,682	81.0%		$1,624,248	82.1%
Wholesale funding sources (3)		365,613	17.2%	417,613	20.0%		357,886	17.5%		358,135	17.7%		358,211	17.7%	374,711	19.0%		353,927	17.9%
Total funding sources		$2,120,264	100.0%	$2,088,985	100.0%		$2,043,728	100.0%		$2,028,285	100.0%		$2,024,828	100.0%	$1,969,393	100.0%		$1,978,175	100.0%

(1)	Includes IntraFi® accounts.
(2)	Includes reciprocal IntraFi Demand®, IntraFi Money Market®, and IntraFi CD® deposits, which are maintained by customers.
(3)	Consists of QwickRate® certificates of deposit, brokered deposits, federal funds purchased, and Federal Home Loan Bank advances.

John Marshall Bancorp, Inc.

Average Balance Sheets, Interest and Rates (unaudited)
(Dollar amounts in thousands)

	Nine Months Ended September 30, 2026			Nine Months Ended September 30, 2025
		Interest Income /	Average		Interest Income /	Average
	Average Balance	Expense	Rate(3)	Average Balance	Expense	Rate(3)
Assets:
Securities:
Taxable	$226,034	$4,154	2.46%	$226,070	$3,508	2.07%
Tax-exempt(1)	1,378	34	3.30%	1,379	34	3.30%
Total securities	$227,412	$4,188	2.46%	$227,449	$3,542	2.08%
Loans, net of unearned income(2):
Taxable	1,968,842	81,320	5.52%	1,866,217	75,818	5.43%
Tax-exempt(1)	19,602	697	4.75%	16,900	507	4.01%
Total loans, net of unearned income	$1,988,444	$82,017	5.51%	$1,883,117	$76,325	5.42%
Interest-bearing deposits in other banks	$145,889	$4,075	3.73%	$129,942	$4,339	4.46%
Total interest-earning assets	$2,361,745	$90,280	5.11%	$2,240,508	$84,206	5.03%
Total non-interest earning assets	11,296			13,718
Total assets	$2,373,041			$2,254,226
Liabilities & Shareholders’ Equity:
Interest-bearing deposits
NOW accounts	$356,190	$5,693	2.14%	$347,468	$6,018	2.32%
Money market accounts	375,042	6,832	2.44%	346,041	7,018	2.71%
Savings accounts	33,854	215	0.85%	42,853	331	1.03%
Time deposits	782,150	23,056	3.94%	730,532	23,358	4.27%
Total interest-bearing deposits	$1,547,236	$35,796	3.09%	$1,466,894	$36,725	3.35%
Federal funds purchased	147	4	3.64%	61	2	4.38%
Subordinated debt	24,904	1,047	5.62%	24,820	1,047	5.64%
Federal Home Loan Bank advances	55,945	1,649	3.94%	56,000	1,696	4.05%
Total interest-bearing liabilities	$1,628,232	$38,496	3.16%	$1,547,775	$39,470	3.41%
Demand deposits	455,071			434,238
Other liabilities	16,626			17,729
Total liabilities	$2,099,929			$1,999,742
Shareholders’ equity	$273,112			$254,484
Total liabilities and shareholders’ equity	$2,373,041			$2,254,226

Tax-equivalent net interest income and spread (Non-GAAP)(1)		$51,784	1.95%		$44,736	1.62%
Less: tax-equivalent adjustment		153			114
Net interest income and spread (GAAP)		$51,631	1.94%		$44,622	1.61%

Interest income/earning assets			5.10%			5.02%
Interest expense/earning assets			2.18%			2.36%
Net interest margin			2.92%			2.66%

(1)	Tax-equivalent income and related measures have been adjusted using the federal statutory tax rate of 21%. The annualized taxable-equivalent adjustments utilized in the above table to compute yields aggregated to $153 thousand and $114 thousand for the nine months ended September 30, 2026 and September 30, 2025, respectively.
(2)	Non-accrual loans are included in the average balances.
(3)	Rates and yields are annualized and calculated from rounded amounts in thousands, which appear above.

John Marshall Bancorp, Inc.

Average Balance Sheets, Interest and Rates (unaudited)
(Dollar amounts in thousands)

	Three Months Ended September 30, 2026			Three Months Ended September 30, 2025
		Interest Income /	Average		Interest Income /	Average
	Average Balance	Expense	Rate(3)	Average Balance	Expense	Rate(3)
Assets:
Securities:
Taxable	$227,233	$1,486	2.59%	$220,424	$1,162	2.09%
Tax-exempt(1)	1,377	11	3.17%	1,378	11	3.17%
Total securities	$228,610	$1,497	2.60%	$221,802	$1,173	2.10%
Loans, net of unearned income(2):
Taxable	1,992,518	27,872	5.55%	1,894,756	26,047	5.45%
Tax-exempt(1)	19,427	238	4.86%	17,519	182	4.12%
Total loans, net of unearned income	$2,011,945	$28,110	5.54%	$1,912,275	$26,229	5.44%
Interest-bearing deposits in other banks	$184,075	$1,741	3.75%	$141,309	$1,583	4.44%
Total interest-earning assets	$2,424,630	$31,348	5.13%	$2,275,386	$28,985	5.06%
Total non-interest earning assets	10,448			13,966
Total assets	$2,435,078			$2,289,352
Liabilities & Shareholders’ Equity:
Interest-bearing deposits
NOW accounts	$353,795	$1,973	2.21%	$354,918	$2,057	2.30%
Money market accounts	385,302	2,471	2.54%	350,431	2,418	2.74%
Savings accounts	33,468	77	0.91%	43,401	120	1.10%
Time deposits	822,864	8,085	3.90%	741,797	7,829	4.19%
Total interest-bearing deposits	$1,595,429	$12,606	3.13%	$1,490,547	$12,424	3.31%
Federal funds purchased	1	—	—%	1	—	—%
Subordinated debt	24,924	349	5.56%	24,841	349	5.57%
Federal Home Loan Bank advances	56,001	553	3.92%	56,001	572	4.05%
Total interest-bearing liabilities	$1,676,355	$13,508	3.20%	$1,571,390	$13,345	3.37%
Demand deposits	464,386			443,909
Other liabilities	16,765			16,060
Total liabilities	$2,157,506			$2,031,359
Shareholders’ equity	$277,572			$257,993
Total liabilities and shareholders’ equity	$2,435,078			$2,289,352

Tax-equivalent net interest income and spread (Non-GAAP)(1)		$17,840	1.93%		$15,640	1.69%
Less: tax-equivalent adjustment		52			40
Net interest income and spread (GAAP)		$17,788	1.92%		$15,600	1.68%

Interest income/earning assets			5.12%			5.05%
Interest expense/earning assets			2.21%			2.33%
Net interest margin			2.91%			2.72%

(1)	Tax-equivalent income and related measures have been adjusted using the federal statutory tax rate of 21%. The annualized taxable-equivalent adjustments utilized in the above table to compute yields aggregated to $52 thousand and $40 thousand for the three months ended September 30, 2026 and September 30, 2025, respectively.
(2)	Non-accrual loans are included in the average balances.
(3)	Rates and yields are annualized and calculated from rounded amounts in thousands, which appear above.

John Marshall Bancorp, Inc.

Reconciliation of Certain Non-GAAP Financial Measures (Unaudited)
(Dollar amounts in thousands, except share and per share data)

	For the Three Months Ended			For the Nine Months Ended
	September 30, 2026	June 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Net income (GAAP)	$7,541	$7,019	$5,404	$20,662	$15,317
Less: Gain on sale of other assets, net of tax (1)	-	(660)	-	(660)	-
Add: Merger and acquisition expenses, net of tax (1)	262	-	-	262	-
Core net income (Non-GAAP)	$7,803	$6,359	$5,404	$20,264	$15,317

Net income available to common shareholders (GAAP)	$7,505	$6,985	$5,385	$20,563	$15,262
Less: Gain on sale of other assets, net of tax (1)	-	(660)	-	(660)	-
Add: Merger and acquisition expenses, net of tax (1)	262	-	-	262	-
Core net income available to common shareholders (Non-GAAP)	$7,767	$6,325	$5,385	$20,165	$15,262

Total non-interest expenses (GAAP)	$8,679	$9,490	$9,034	$27,093	$25,594
Less: Merger and acquisition expenses	332	-	-	332	-
Core non-interest expenses (Non-GAAP)	$8,347	$9,490	$9,034	$26,761	$25,594

Net interest income (GAAP)	$17,788	$17,334	$15,600	$51,631	$44,622
Total non-interest income (GAAP)	268	1,443	653	1,996	1,665
Total revenues (GAAP)	18,056	18,777	16,253	53,627	46,287
Less: Gain on sale of other assets	-	(835)	-	(835)	-
Core total revenues (Non-GAAP)	18,056	17,942	16,253	52,792	46,287

Average assets (GAAP)	$2,435,078	$2,339,582	$2,289,352	$2,373,041	$2,254,226
Average equity (GAAP)	$277,572	$272,346	$257,993	$273,112	$254,484
Weighted-average common shares outstanding - diluted (GAAP)	14,044,538	14,044,290	14,172,953	14,071,195	14,211,882

Return on average assets (annualized) (GAAP)	1.23%	1.20%	0.94%	1.16%	0.91%
Core return on average assets (annualized) (Non-GAAP)	1.27%	1.09%	0.94%	1.14%	0.91%
Return on average equity (annualized) (GAAP)	10.78%	10.34%	8.31%	10.11%	8.05%
Core return on average equity (annualized) (Non-GAAP)	11.15%	9.37%	8.31%	9.92%	8.05%
Earnings per common share - diluted (GAAP)	$0.53	$0.50	$0.38	$1.46	$1.07
Core earnings per common share - diluted (Non-GAAP)	$0.55	$0.45	$0.38	$1.43	$1.07

Non-interest expense to average assets (annualized) (GAAP)	1.41%	1.63%	1.57%	1.53%	1.52%
Core non-interest expense to average assets (annualized) (Non-GAAP)	1.36%	1.63%	1.57%	1.51%	1.52%
Efficiency ratio (GAAP)	48.1%	50.5%	55.6%	50.5%	55.3%
Core efficiency ratio (Non-GAAP)	46.2%	52.9%	55.6%	50.7%	55.3%

(1)	Adjusted using the federal statutory tax rate of 21%.